Exhibit 99.1

CTG Reports Third Quarter 2021 Results

Solutions Revenue Increased 12% Year-over-Year, Representing 46% of Total Revenue

GAAP Operating Profit Increased 48% Year-over-Year

GAAP Operating Margin Increased 90 Basis Points Year-over-Year to 3.0%

Achieved GAAP EPS of $0.11 and non-GAAP EPS of $0.13

BUFFALO, N.Y., November 9, 2021 – CTG (NASDAQ: CTG), a leading provider of digital IT services and solutions in North America and Western Europe, today announced its financial results for the third quarter ended October 1, 2021.

Third Quarter Financial Summary

•

Solutions revenue increased 11.7% year-over-year to $41.3 million or 45.6% of total revenue, compared with $37.0 million or 41.7% of total revenue in the year-ago quarter, and tracking towards the Company’s 2023 Vision of greater than 50% of total revenue

•

Total revenue increased 2.2% year-over-year to $90.6 million, compared with $88.6 million in the third quarter of 2020, consistent with the Company’s planned disengagement from low margin staffing engagements

•	Gross profit increased 3.8% year-over-year to $20.3 million or 22.4% of total revenue, compared with $19.5 million or 22.1% of total revenue in the year-ago quarter
•	GAAP operating income and margin expanded to $2.7 million and 3.0% from $1.8 million and 2.1% in the year-ago quarter
•	Non-GAAP operating income and margin excluding $0.3 million in acquisition-related expenses, were $3.0 million and 3.3%, compared with $2.4 million and 2.7% in the year-ago quarter
•

GAAP net income was $1.7 million or $0.11 per diluted share, versus $2.8 million or $0.20 per diluted share in the year-ago period. The prior period results included a net $0.02 per diluted share increase resulting from a one-time gain from non-taxable life insurance offset by acquisition-related expenses, and a $0.08 per diluted share tax benefit from a change in legislation

•

Non-GAAP net income decreased to $1.9 million or $0.13 per diluted share, compared with non-GAAP net income of $2.6 million, or $0.18 per diluted share in the year-ago quarter, which included the $0.08 tax benefit from a change in legislation

•

Adjusted EBITDA was $3.7 million in the third quarter of 2021 compared with $3.3 million in the prior year third quarter. Approximately 70% of year-to-date adjusted EBITDA was generated from Solutions, underscoring the focus on Solutions engagements to drive profitability

Third Quarter and Recent Business Highlights

•

Commenced initial work and training on a sizable go-live Epic medical record system implementation with a U.S. healthcare client that will largely be completed and contribute significantly to revenue in the fourth quarter

•	Extended managed services agreement including software development, testing and Agile methodology with large European client
•	Elected James “Jay” R. Helvey III, prior independent director, as new Chair of the CTG Board of Directors

CEO Comments on Results

“The third quarter marked the fourth consecutive quarter of year-over-year growth in both total and Solutions business revenue as we continue to execute our digital solutions strategy,” said Filip Gydé, CTG President and CEO. “In addition to an increased mix of higher-margin Solutions business, we also improved margins in our Staffing business as a result of our strategic decision to disengage from less profitable work. Collectively, these actions continue to deliver definitive improvement in our overall operating performance, consistent with our longer-term vision for the Company which includes our 2023 Vision of achieving 10% EBITDA margin on Solutions revenue.”

“The market opportunity and businesses’ need for digital solutions is large and growing. As part of our strategy, we have positioned CTG as a catalyst for clients by providing the tools and expertise to rapidly achieve their business transformation objectives. For example, today our team is actively managing a complex go-live Epic implementation for a sizeable healthcare client in the U.S. This project involves coordinating hundreds of solutions experts, leveraging innovative and purpose-built application tools, and providing the training to support thousands of end users – all of which are designed to accelerate our client’s transformation and maximize the return from their investment. As reflected by our revenue guidance, this project will be a significant contributor to our fourth quarter results. We also continue to search for attractive acquisitions to accelerate the growth of our Solutions revenue and further expand EBITDA margin within a disciplined capital allocation framework.”

“In summary, I continue to be very pleased with the team’s execution of our strategic initiatives and our growing pipeline of digital transformation engagements. We are currently well positioned for strong growth in the fourth quarter, which will drive enhanced operating results and profitability.”

Consolidated Third Quarter Results

Consolidated revenue in the third quarter of 2021 was $90.6 million, representing a 1.7% decrease from $92.2 million in the second quarter of 2021, and a 2.2% increase from the $88.6 million in the third quarter of 2020. Revenue in the third quarter of 2021 reflected seasonality in Europe and the continued disengagement from lower-margin IT Staffing business, partly offset by increased Solutions business in North America. The increase in revenue compared with the third quarter of 2020 was primarily due to the continued expansion of Solutions business and client engagements for CTG’s digital transformation offerings.

Gross profit in the third quarter of 2021 was $20.3 million, or 22.4% of total revenue, compared with $20.4 million, or 22.1% of total revenue, in the second quarter of 2021, and $19.5 million, or 22.1% of total revenue, in the third quarter of 2020. SG&A expense in the third quarter of 2021 was consistent with the Company’s continued investment in solutions and business development resources in support of its digital solutions strategy. These expenses totaled $17.6 million in the third quarter of 2021 and included $0.3 million in acquisition-related expenses associated with previously acquired businesses. This compared with SG&A expense in the second quarter of 2021 of $17.6 million, which included $0.2 million in acquisition-related expenses associated with previously acquired businesses. SG&A expense in the third quarter of 2020 was $17.7 million, which included $0.6 million in acquisition-related expenses.

GAAP operating income in the third quarter of 2021 was $2.7 million, or 3.0% of total revenue, and included the previously referenced acquisition-related expenses. Non-GAAP operating income in the third quarter of 2021 was $3.0 million or 3.3% of total revenue. GAAP operating income in the second quarter of 2021 was $2.8 million, or 3.0% of total revenue, and included $0.2 million in acquisition-related expenses. Non-GAAP operating income in the second quarter of 2021 was $3.0 million or 3.2% of total revenue. GAAP operating income in the third quarter of 2020 was $1.8 million, or 2.1% of total revenue, and included $0.6 million in acquisition-related expenses. Non-GAAP operating income in the third quarter of 2020 was $2.4 million or 2.7% of total revenue. CTG’s operations outside of the U.S. are conducted in local currencies. Fluctuations in international currencies had little impact on operating income in the third quarter of 2021.

GAAP net income in the third quarter of 2021 was $1.7 million, or $0.11 per diluted share, which included approximately $0.2 million, or $0.02 per diluted share, of acquisition-related expenses. Non-GAAP net income was $1.9 million or $0.13 per diluted share. GAAP net income in the second quarter of 2021 was $1.8 million, or $0.12 per diluted share, which included $0.2 million, or $0.01 per diluted share, of acquisition-related expenses. Non-GAAP net income in the second quarter of 2021 was $2.0 million or $0.13 per diluted share. GAAP net income in the third quarter of 2020 was $2.8 million, or $0.20 per diluted share, which included a net $0.2 million of income, or $0.02 per diluted share, comprised of acquisition-related expenses, offset by gains from non-taxable life insurance. Non-GAAP net income was $2.6 million, or $0.18 per diluted share, in the third quarter of 2020. Both GAAP and non-GAAP net income in the third quarter of 2020 include a $0.08 per share tax benefit from a change in legislation.

CTG’s effective income tax rate in the third quarter of 2021 was 22.6% compared with 28.0% in the second quarter of 2021, and negative 31.2% in the third quarter of 2020.

Balance Sheet

Cash and short-term investments on October 1, 2021 were $31.0 million. At the end of the third quarter, the Company had no outstanding balance on its revolving line of credit facility or any other long-term debt. Days sales outstanding were 82 in the third quarter of 2021 compared to 77 in the prior year period.

Guidance and Outlook

Based on current bookings and expected work from the large EPIC implementation go-live engagement, the Company anticipates revenue to increase significantly in the fourth quarter and be in a range of between $110 and $115 million. Additionally, GAAP earnings per share in the fourth quarter is expected to be in a range of between $0.15 and $0.17, and non-GAAP earnings is expected to be in a range of between $0.16 and $0.18 per diluted share.

Taken together with the Company’s year-to-date financial results, revenue for the full year of 2021 is expected to be between $390 and $395 million. GAAP earnings for the full year 2021 is expected to be in a range of between $0.49 and $0.51 per diluted share, and non-GAAP earnings are expected to be between $0.55 and $0.57 per diluted share. Note, non-GAAP diluted EPS guidance excludes acquisition-related expenses, which include the amortization of acquisition-related intangible assets and changes in the value of potential future earn-out payments.

John M. Laubacker, CTG Executive Vice President and Chief Financial Officer commented, “we are very pleased with our consistent progress and the continued advancement of the Company’s digital transformation strategy, which together with a large go-live Epic implementation project will contribute to strong sequential revenue growth and further improvement in both our operating results and earnings per share in the fourth quarter.  We are also committed to a value generation strategy built on margin expansion and EBITDA growth resulting from increased digital solutions services in both North America and Europe, with continued investment in offshore delivery capabilities as an essential part of the strategy.”

Conference Call and Webcast

CTG will hold a conference call today at 11:00 a.m. Eastern Time to discuss the Company’s financial results and business outlook. To access CTG’s conference call via telephone, participants should dial +1 877 226 8189 and enter the access code 6073339. The conference call will also be available via webcast in the Investors section of CTG’s website at www.ctg.com.

A replay of the call will be available between 3:00 p.m. Eastern Time on November 9, 2021 and 12:00 a.m. Eastern Time on November 12, 2021 by dialing +1 866 207 1041 and entering the access code 1468901. The webcast will also be archived on CTG’s website in the Events & Presentations section for at least 90 days following completion of the live conference call.

About CTG

CTG is a leading provider of digital transformation solutions and services that accelerate clients’ project momentum and achievement of their desired IT and business outcomes. We have earned a reputation as a faster and more reliable, results-driven partner focused on improved data-driven decision making, meaningful business performance improvements, new and enhanced customer experiences, and continuous innovation. CTG has operations in North America, South America, Western Europe, and India. The Company regularly posts news and other important information online at www.ctg.com.

Reconciliation of GAAP to Non-GAAP Information

The Company has referenced non-GAAP information in this news release. The Company believes that the use of non-GAAP financial information provides useful information to investors and management to gain an overall understanding of its current financial performance and prospects. In addition, non-GAAP financial measures are used by management for forecasting, facilitating ongoing operating decisions, and measuring the Company’s overall performance. The Company believes that these non-GAAP measures align closely with its internal measurement processes and are reflective of the Company’s core operating results.

A reconciliation of GAAP to non-GAAP information is included in the financial tables below. The non-GAAP financial information is presented using a consistent methodology from quarter-to-quarter and year-to-year. These measures should be considered in addition to results prepared in accordance with GAAP. In addition, these non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles. The Company believes that non-GAAP financial measures have limitations in that they do not reflect all amounts associated with the Company's results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate the Company's results of operations in conjunction with the corresponding GAAP financial measures. As such, the non-GAAP financial measures disclosed by the Company should not be considered a substitute for or superior to financial measures calculated in accordance with GAAP, and reconciliations between GAAP and non-GAAP financial measures included in this earnings release should be carefully evaluated.

Forward-Looking Statements

This document contains certain forward-looking statements concerning the Company's current expectations as to future growth, financial outlook, business strategy and performance expectations for 2021 and beyond and statements related to cost control, new business opportunities, financial performance, market demand, and other attributes of the Company, which are protected as forward-looking statements under the Private Securities Litigation Reform Act of 1995. Generally, the words “anticipates”, “believes”, “expects”, “plans”, “may”, “will”, “would”, “should”, “seeks”, “estimates”, “project”, “predict”, “potential”, “currently”, “continue”, “intends”, “outlook”, and other similar words identify forward-looking statements. These statements are based upon the Company's current expectations and assumptions, a review of industry reports, current business conditions in the areas where the Company does business, feedback from existing and potential new clients, a review of current and proposed legislation and governmental regulations that may affect the Company and/or its clients, and other future events or circumstances. Actual results could differ materially from the outlook guidance, expectations, and other forward-looking statements as a result of a number of factors and risks, including among others, the effects of the COVID-19 pandemic and the regulatory, social and business responses thereto on the Company’s business, operations, employees, contractors and clients, the availability to the Company of qualified professional staff, domestic and foreign industry competition for clients and talent, increased bargaining power of large clients, the Company's ability to protect confidential client data, the partial or complete loss of the revenue the Company generates from International Business Machines Corporation (IBM), the ability to integrate businesses when acquired and retain their clients while achieving cost reduction targets, the uncertainty of clients' implementations of cost reduction projects, the effect of healthcare reform and initiatives, the mix of work between solutions and staffing, currency exchange risks, risks associated with operating in foreign jurisdictions, renegotiations, nullification, or breaches of contracts with clients, vendors, subcontractors or other parties, the change in valuation of capitalized software balances, the impact of current and future laws and government regulation, as well as repeal or modification of such, affecting the information technology (IT) solutions and staffing industry, taxes and the Company's operations in particular, industry and economic conditions, including fluctuations in demand for IT services, consolidation among the Company's competitors or clients, the need to supplement or change our IT services in response to new offerings in the industry or changes in client requirements for IT products and solutions, actions of activist shareholders, and other factors that involve risk and uncertainty including those listed in the Company's reports filed with the Securities and Exchange Commission. Such forward-looking statements should be read in conjunction with the Company's disclosures set forth in the Company's Form 10-K for the year ended December 31, 2020, including the uncertainties described in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections and other reports, including but not limited to subsequent quarterly reports on Form 10-Q, that may be filed from time to time with the Securities and Exchange Commission and may be obtained through the Securities and Exchange Commission's Electronic Data Gathering and Analysis Retrieval System ("EDGAR") at www.sec.gov.The Company assumes no obligation to update the forward-looking information contained in this release.

Investors and Media:

John M. Laubacker, Chief Financial Officer

+1 716 887 7368

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Income

(Unaudited)

(amounts in thousands except per share data)

	For the Quarter Ended		For the Three Quarters Ended
	October 1,	September 25,	October 1,	September 25,
	2021	2020	2021	2020

Revenue	$90,603	$88,648	$279,896	$264,743
Cost of services	70,313	69,101	218,460	209,412
Gross profit	20,290	19,547	61,436	55,331
Selling, general and admin. expenses	17,588	17,723	53,835	49,526
Operating income	2,702	1,824	7,601	5,805
Non-taxable life insurance gain	-	574	-	963
Gain on sale of building	-	-	-	824
Other expense, net	(542)	(240)	(948)	(436)
Income before income taxes	2,160	2,158	6,653	7,156
Provision (benefit) for income taxes	488	(673)	1,640	1,422
Net income	$1,672	$2,831	$5,013	$5,734

Net income per share:
Basic	$0.12	$0.21	$0.36	$0.42
Diluted	$0.11	$0.20	$0.34	$0.40

Weighted average shares outstanding:
Basic	14,011	13,655	13,850	13,603
Diluted	14,939	14,401	14,951	14,334

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Balance Sheets

(Unaudited)

(amounts in thousands)

	October 1,	December 31,	September 25,
	2021	2020	2020
Current Assets:
Cash and cash equivalents	$31,028	$32,865	$33,412
Accounts receivable, net	81,588	76,892	74,907
Other current assets	4,372	3,381	3,264
Total current assets	116,988	113,138	111,583

Property and equipment, net	5,253	5,515	5,573
Operating lease right-of-use assets	23,131	22,116	20,616
Cash surrender value	3,988	3,587	3,533
Acquired intangibles, net	7,713	9,097	9,001
Goodwill	20,101	21,275	20,200
Other assets	2,813	1,525	1,162
Total Assets	$179,987	$176,253	$171,668

Current Liabilities:
Accounts payable	$11,869	$18,784	$15,045
Accrued compensation	28,678	21,968	24,279
Operating lease liabilities	6,637	6,427	6,030
Other current liabilities	13,165	13,966	10,285
Total current liabilities	60,349	61,145	55,639

Long-term debt	-	-	6,000
Operating lease liabilities	16,408	15,564	14,527
Other liabilities	18,772	20,036	19,798
Shareholders' equity	84,458	79,508	75,704
Total Liabilities and Shareholders' Equity	$179,987	$176,253	$171,668

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(amounts in thousands)

	For the Three Quarters Ended
	October 1,	September 25,
	2021	2020

Net income	$5,013	$5,734
Depreciation and amortization expense	2,451	2,576
Equity-based compensation expense	1,974	1,805
Other operating items	(7,205)	15,344
Net cash provided by operating activities	2,233	25,459
Net cash used in investing activities	(1,978)	(3,959)
Net cash provided by (used in) financing activities	(1,175)	282
Effect of exchange rates on cash and cash equivalents	(917)	849
Net increase (decrease) in cash and cash equivalents	(1,837)	22,631
Cash and cash equivalents at beginning of period	32,865	10,781
Cash and cash equivalents at end of period	$31,028	$33,412

COMPUTER TASK GROUP, INCORPORATED (CTG)

Supplemental Financial Information

(Unaudited)

						Twelve Months
	For the Quarter Ended					Ended
	Sept.	Dec.	Mar.	Jun.	Sept.	Sept.
	2020	2020	2021	2021	2021	2021
Revenue (in millions)
Revenue	$88.648	$101.348	$97.129	$92.164	$90.603	$381.244
Foreign Currency Impact	$1.849	$3.088	$3.981	$3.921	$0.453	$11.443

Revenue By Geography
North America	54.9%	55.2%	51.0%	51.0%	55.5%	53.2%
Europe	45.1%	44.8%	49.0%	49.0%	44.5%	46.8%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Revenue by Vertical Market
Technology Service Providers	31%	31%	31%	29%	28%	30%
Financial Services	16%	17%	17%	17%	18%	17%
Healthcare	15%	18%	15%	15%	18%	16%
Manufacturing	13%	12%	12%	13%	12%	12%
Energy	6%	5%	6%	6%	5%	6%
General Markets	19%	17%	19%	20%	19%	19%
Total	100%	100%	100%	100%	100%	100%

Revenue by Service (in millions)

Solutions	$37.006	$49.107	$43.082	$41.220	$41.340	$174.749
Percentage of revenue	41.7%	48.5%	44.4%	44.7%	45.6%	45.8%

Staffing	$51.642	$52.241	$54.047	$50.944	$49.263	$206.495
Percentage of revenue	58.3%	51.5%	55.6%	55.3%	54.4%	54.2%

Total	$88.648	$101.348	$97.129	$92.164	$90.603	$381.244

Gross Profit (in millions)

Gross Profit - Solutions	$12.316	$15.493	$12.992	$13.260	$13.137	$54.882
Gross Profit Margin - Solutions	33.3%	31.5%	30.2%	32.2%	31.8%	31.4%

Gross Profit - Staffing	$7.231	$6.134	$7.775	$7.119	$7.153	$28.181
Gross Profit Margin - Staffing	14.0%	11.7%	14.4%	14.0%	14.5%	13.6%

Gross Profit	$19.547	$21.627	$20.767	$20.379	$20.290	$83.063
Gross Profit Margin	22.1%	21.3%	21.4%	22.1%	22.4%	21.8%

Operating Margins
GAAP Operating Margin	2.1%	3.3%	2.2%	3.0%	3.0%	2.9%
Non-GAAP Operating Margin	2.7%	3.5%	2.8%	3.2%	3.3%	3.2%

Other Information (in millions except Billable Days and EPS)

Billable Days	63	67	65	64	63	259
Net Income	$2.831	$1.905	$1.508	$1.833	$1.672	$6.918
GAAP Diluted EPS*	$0.20	$0.13	$0.10	$0.12	$0.11	$0.46
Non-GAAP Diluted EPS*	$0.18	$0.14	$0.13	$0.13	$0.13	$0.53
Adjusted EBITDA	$3.3	$4.9	$3.7	$4.1	$3.7	$16.5

*Third quarter 2020 GAAP and non-GAAP Diluted EPS includes $0.08 tax benefit from a change in legislation

Balance Sheet Information (in millions except DSO)

Cash less Debt, Net	$27.4	$32.9	$33.5	$29.2	$31.0
Working Capital	$55.9	$52.0	$53.3	$54.5	$56.6
DSO	77	74	71	81	82

COMPUTER TASK GROUP, INCORPORATED (CTG)

(Unaudited)

In the 2021 first quarter, the Company made minor modifications to its definition of Solutions business. In order to provide consistent comparisons, Solutions revenue and Solutions gross profit margins presented in this release have been recast using the new definition for all periods presented.

The non-GAAP information below excludes gains from non-taxable life insurance, costs associated with rebranding and certain acquisition-related expenses. The acquisition-related expenses consist of amortization of intangible assets and changes in the value of earn-out payments upon the achievement of certain financial targets from the Company’s recent acquisitions.

Reconciliation of GAAP to non-GAAP Operating Income

						Twelve Months
	For the Quarter Ended					Ended
	Sept.	Dec.	Mar.	Jun.	Sept.	Sept.
(in millions)	2020	2020	2021	2021	2021	2021
GAAP Operating Income	$1.824	$3.325	$2.098	$2.801	$2.702	$10.926
Acquisition-related expenses	0.526	0.256	0.395	0.165	0.280	1.096
Rebranding expenses	-	-	0.249	-	-	0.249
Non-GAAP Operating Income	$2.350	$3.581	$2.742	$2.966	$2.982	$12.271

Reconciliation of GAAP to non-GAAP Operating Margin

						Twelve Months
	For the Quarter Ended					Ended
	Sept.	Dec.	Mar.	Jun.	Sept.	Sept.
	2020	2020	2021	2021	2021	2021
GAAP Operating Margin	2.1%	3.3%	2.2%	3.0%	3.0%	2.9%
Acquisition-related expenses	0.6%	0.2%	0.4%	0.2%	0.3%	0.2%
Rebranding expenses	-	-	0.2%	-	-	0.1%
Non-GAAP Operating Margin	2.7%	3.5%	2.8%	3.2%	3.3%	3.2%

Reconciliation of GAAP to non-GAAP Net Income

						Twelve Months
	For the Quarter Ended					Ended
	Sept.	Dec.	Mar.	Jun.	Sept.	Sept.
(in millions)	2020	2020	2021	2021	2021	2021
GAAP Net Income*	$2.831	$1.905	$1.508	$1.833	$1.672	$6.918
Acquisition-related expenses	0.311	0.139	0.306	0.119	0.216	0.780
Non-taxable life insurance gain	(0.574)	-	-	-	-	-
Rebranding expenses	-	-	0.192	-	-	0.192
Non-GAAP Net Income*	$2.568	$2.044	$2.006	$1.952	$1.888	$7.890

*GAAP and non-GAAP Net Income in the 2020 third quarter includes a $1.1 million tax benefit from a change in legislation

COMPUTER TASK GROUP, INCORPORATED (CTG)

(Unaudited)

Reconciliation of GAAP to non-GAAP Diluted Earnings per Share (EPS)

						Twelve Months
	For the Quarter Ended					Ended
	Sept.	Dec.	Mar.	Jun.	Sept.	Sept.
	2020	2020	2021	2021	2021	2021
GAAP Diluted EPS**	$0.20	$0.13	$0.10	$0.12	$0.11	$0.46
Acquisition-related expenses	0.02	0.01	0.02	0.01	0.02	0.06
Non-taxable life insurance gain	(0.04)	-	-	-	-	-
Rebranding expenses	-	-	0.01	-	-	0.01
Non-GAAP Diluted EPS**	$0.18	$0.14	$0.13	$0.13	$0.13	$0.53

**GAAP and non-GAAP Diluted EPS in the 2020 third quarter includes a $0.08 tax benefit from a change in legislation

Reconciliation of Net Income to Adjusted EBITDA, which includes earnings before interest (including amortization of deferred debt financing costs), taxes, depreciation and amortization, equity-based compensation, rebranding expenses, non-taxable life insurance gain, and acquisition-related expenses.

						Twelve Months
	For the Quarter Ended					Ended
	Sept.	Dec.	Mar.	Jun.	Sept.	Sept.
(in millions)	2020	2020	2021	2021	2021	2021
Net Income***	$2.831	$1.905	$1.508	$1.833	$1.672	$6.918
Taxes	(0.673)	1.600	0.440	0.712	0.488	3.240
Interest	0.087	0.065	0.036	0.161	0.112	0.374
Depreciation and amortization	0.935	0.733	0.854	0.831	0.766	3.184
Equity-based compensation expense	0.656	0.678	0.590	0.682	0.702	2.652
Non-taxable life insurance gain	(0.574)	(0.024)	-	-	-	(0.024)
Other	0.070	(0.022)	0.297	(0.123)	0.007	0.159
Adjusted EBITDA	$3.332	$4.935	$3.725	$4.096	$3.747	$16.503

*** Net Income in the 2020 third quarter includes a $1.1 million tax benefit from a change in legislation

- END -

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